Exhibit 10.11

December 3, 2015
Daniel Orenstein
30 Sevinor Road
Marblehead, MA 01945
Dear Dan,
We are pleased to extend to you this offer of full-time employment with Health Catalyst. We are confident that your skills, experience and hard work will contribute meaningfully to the success of the company. This offer is subject to the terms and conditions set forth in this offer. This letter does not represent a contract or agreement for employment; and employment with Health Catalyst (“HC”) is at will.

Position: SVP and General Counsel, Secretary	Division/Department: General and Administrative
Base salary: $290,000	FLSA status: Exempt
Start date: 01/4/2016	Location: Remote
Reports to: CEO
Business hours:  8:00 AM - 5:00 PM, Monday through Friday.
In addition to the base salary, this full-time employment offer includes the following benefit programs:
Bonus
You will be eligible to receive a bonus equal to 50% of your annual base salary subject to the individual, department, and company performance initiatives. This bonus will be prorated based upon the number of days you are employed during the fiscal year. The bonus for any fiscal year will be paid every 6 months, after approval from the Board of Directors and HC’s books for that period have been closed. The bonus will only be paid if you are employed by HC at the time of bonus determination.
Stock Option Grant
You will also receive a Stock Option Grant for a certain number of shares of the Parent Company’s Common Stock. The amount of your option grant is set within the sole discretion of the Board of Directors, at the next applicable board meeting, but is expected to be 350,000. This option is subject to the terms and conditions applicable to options granted under the Parent’s 2011 Stock Incentive Plan as described in the Plan and the applicable Stock Option Agreement. You will be vested in 25% of the option share after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.
Insurance Plans
Eligibility begins on the first day of the month following your hire date.

•	Medical and Dental Insurance: HC offers both a Traditional and HSA-High Deductible Health Plan options. HC also provides an employer contribution to those enrolled in the HSA-HDHP.

•	Vision Insurance: The Vision Plan is an employee elective plan. The insurance premium is the responsibility of the employee. Premiums may be deducted as a pre-tax deduction on a per-pay period basis.

•	Life, Accidental Death and Dismemberment, and Disability Insurance: These insurance programs are paid 100% by HC.

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Flexible Spending Account: HC offers FSAs for medical, limited purpose, dependent care and commuter expense accounts. FSAs allow you to contribute pre-tax dollars which can be used to pay for qualifying expenses not otherwise covered under normal health-related insurance plans. The Commuter Expense FSA allows you to set aside pre-tax dollars for use in qualifying commuter expenses.

Paid Time Off

•	Holiday Pay: Nine paid holidays, the work week of Independence Day, the working days between December 24th and January 1st.

•	Paid Time Off: PTO eligibility begins on date of hire and may be used on an as needed basis. There is no set limit to PTO and PTO is not paid out upon an employee’s termination.
Retirement Plan
Health Catalyst offers a Safe Harbor 401K Retirement Plan. Eligibility begins 90-days after employment. This Safe Harbor Plan allows for employee and employer contributions. HC matches employee contributions dollar-for-dollar up to 6% of annual base salary. The HC 401K Plan is an auto-enrollment plan with a 6% default employee contribution rate.
All benefits are subject to change. Additional details about each benefit are available in the Employee Handbook or by speaking directly with the Human Resource office.
Payroll
Pay checks are issued on a bi-weekly basis with a total of 26 pay periods per calendar year. You are encouraged to participate in our direct deposit program as our payroll is outsourced.
EICA
With acceptance of this employment offer, you will be asked to sign the Employment Offer Letter and Agreement and an Employee Invention and Confidentiality Agreement (EICA), with such modifications as you and HC have agreed to, and agree to the on-going compliance with such agreements as a condition of employment. These agreements contain “employment at will”, “non-solicit” and “non-disclosure” provisions. The personalized copy of the EICA, as agreed between you and HC will be provided to you for your execution prior to your start date.
Background Check and Drug Test
A background check and drug screen will be conducted through a third-party vendor, Justifacts Credential Verifications. Prior to the criminal background check and the drug screen, you will be asked to complete a consent form. This background check is a comprehensive criminal records investigation. This offer is contingent upon successful completion of the background check and drug screening.
Your Location and Travel Expectations
Dan, as we discussed, Health Catalyst plans to have a long-term presence in Boston. As such, we anticipate opening an office in the Boston area, and should you choose to join us, we would anticipate your direct involvement in site selection and leadership team representation at this office. We would also be open to hiring additional team members on the legal staff who may also be located in the Boston area, in addition to utilizing the office to support other functional areas of the company.
Given that our company headquarters are in Salt Lake City, and our weekly leadership team meetings occur in Salt Lake City, we would anticipate a long-term need for you to participate face-to-face in a majority of these meetings. As we discussed, this face-to-face participation may change over time, with more face-to-face participation in the first 12 months (likely averaging 3-4 LT meetings/month face to face), then likely moving to a less frequent, yet consistent cadence of 2-3 LT meetings/month after the first 12 months.
One leadership and management principle we try to follow is not to micro-manage, but instead hire extremely capable individuals who understand our company’s objectives and deeply buy in to our mission, our operating principles and our cultural attributes, and then trust these individuals to independently make good decisions based on these objectives and principles. We certainly view you as highly accomplished and capable, and therefore will trust you to make wise decisions relative to your travel schedule.
Another central principle we try to follow is the concept that this is a marathon, not a sprint, and that we need to pace ourselves in a way that this work becomes long-term sustainable. Your work/ life balance is really important to us, Dan, and as such, we will trust you to make wise decisions relative to your travel schedule such that you can sustain this schedule for an extended period of time.
Further, as we discussed, we do appreciate every team member being a good steward of the company’s resources, and that our general policy is to reimburse for coach-fare tickets. However, given the frequency of your travel to Boston, we also feel it important for this travel to be sustainable and also productive, and will be supportive, at your discretion, to have the option of receiving reimbursement for first-class airline tickets where you feel it would significantly increase the sustainability of this work and your productivity as a leader at Health Catalyst.
Finally, Dan, as we discussed, it is important to us that your family feel excited about you joining Health Catalyst, and to that end, we would be delighted to host you and your family on a company-reimbursed trip to Utah at some point in the next month or so, as well as to have your family come to Utah up to two times each year on a company-reimbursed vacation experience of your choosing, to contribute to a sustained, positive experience related to you joining us at Health Catalyst, for the duration of your employment with us.
At Will Employment
Employment with HC is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by HC at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as HC’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of HC.
The “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by a duly authorized officer of HC.
In addition, we are required by law to obtain documentation within the first three days of employment that you are eligible to work in the United States. Please bring copies of your eligibility documentation on your first day of employment. Enclosed is a copy of INS Form 1-9, which contains a list of acceptable documentation.
If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and HC with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by a duly authorized officer of HC.
HC reserves the right to provide you with additional policies in addition to any existing written policies that would apply to the terms of your employment.
Should your position, compensation, or benefits change over time the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or HC with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms will remain in effect.
This offer is valid until December 31, 2015 and requires a written response on or before this date. You should keep a copy of this letter for your own records. If you have any questions regarding this offer, please contact me directly at your earliest convenience.
We look forward to you joining the Health Catalyst team.
Sincerely,

/s/ Dan Burton

Dan Burton
Chief Executive Officer
Dan.Burton@healthcatalyst.com
Acknowledgement of Understanding and Acceptance
By signing below:

1.	I acknowledge that I have read and understand the foregoing terms and conditions of this employment offer.

2.	I accept this employment offer.

Accepted by:	/s/ Daniel Orenstein	Date:	12/11/2015
Signature

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